Exhibit 99

Home Federal Savings Bank Names Bradley C. Krehbiel President

ROCHESTER, Minn.--(BUSINESS WIRE)--January 29, 2009--HMN Financial, Inc. (NASDAQ: HMNF), the $1.1 billion holding company for Home Federal Savings Bank, announced today that the Board of Directors has appointed Bradley C. Krehbiel as President of Home Federal Savings Bank. Krehbiel succeeds Michael McNeil, who has resigned as President, CEO and Director of HMN Financial and Home Federal Savings Bank. McNeil’s other positions are not being filled at this time.

Timothy Geisler, Chairman of the Board, stated, “On behalf of the Board, we want to thank Mike for his 11 years of service. Under his leadership the bank grew to $1 billion in assets while maintaining a strong capital position. Mike continued the tradition of customer service, a hallmark of success for Home Federal over our 74-year history. We wish Mike the best going forward.”

Geisler continued, “The Board believes Brad has the industry background and skills to lead Home Federal during the current challenging economic environment. We look forward to working with Brad to carry on Home Federal’s commitment to excellence to our customers.”

Krehbiel said, “I’m pleased with the Board’s confidence, and I’m excited for the opportunity to lead Home Federal – a bank with a strong franchise in the communities we serve in Minnesota and Iowa. I’ve been with the organization for more than 10 years, and I know the business, the customers and our culture. I’m ready to devote myself fully to leading this company.”

Krehbiel, 50, has served as Executive Vice President of Home Federal since 2004. He first joined Home Federal as Vice President of Business Banking in 1998. Prior to Home Federal, he held several positions in the financial services industry, including six years as a private banking consultant. Krehbiel received a bachelor of science degree from Minnesota State Mankato.

About HMN Financial

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates eleven full service offices in southern Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices in Rochester and Sartell, Minnesota. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota.

CONTACT:
Padilla Speer Beardsley
Marian Briggs, 612-455-1742
mbriggs@psbpr.com
Cell: 612-803-2391
or
Nick Banovetz, 612-455-1705
nbanovetz@psbpr.com
Cell: 651-815-5999